Exhibit 10.7

FIRST AMENDMENT TO
1998 STOCK PURCHASE AND OPTION PLAN
FOR KEY EMPLOYEES OF WCI COMMUNITIES, INC.

1.	Purpose of Amendment.

         The 1998 Stock Purchase and Option Plan for Key Employees of Watermark Communities, Inc. (the “Plan”) was adopted in order to promote the long term growth of WCI Communities Inc. (successor by merger of Watermark Communities Inc. with and into WCI Communities Inc.) (the “Company”), to motivate management personnel and to enhance the alignment of interests of Plan Participants and stockholders.

         In order to further the original purposes of the Plan, the Company wishes to protect the interests of the Plan Participants in the event of a Change in Control.

         All capitalized terms used in this Amendment shall have the meanings provided in the Plan.

2.	Amendments.

         Section 2(b) of the Plan is hereby deleted in its entirety and the following new Section 2(b) is substituted therefor:

(b)	Change in Control: (i) When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, (excluding any person (or “group” as defined in Section 13(d) of the Exchange Act) holding securities representing 50% or more of the combined voting power of the Company’s outstanding securities as of the Effective Date, excluding the Company, any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), who, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (unless the event causing the 50% threshold to be crossed is an acquisition of securities directly from the Company); or

(ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of 50% or more of the Company’s assets, liquidation or dissolution of the Company or combination of the foregoing transactions and a closing of the transaction shall have occurred (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction who collectively owned at least 50% of the voting power, directly or indirectly, of the Company immediately prior to the Transaction own, immediately after the Transaction, at least 50% of the voting power, directly or indirectly, of (A) the surviving entity in any such merger or other business combination; (B) the purchaser of or successor to the Company’s assets; (C) both the surviving entity and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving entity, purchaser or both the surviving entity and the purchaser, as the case may be; or

(iii) within any twelve month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control).

         Section 9 of the Plan is hereby deleted in its entirety and the following new Section 9 is substituted therefor:

9.	Change in Control.

         (a)  Except as otherwise provided in a Grant Agreement or as otherwise provided in Paragraph 9(b), in the event of a Change in Control, the Committee may, in its absolute discretion and without liability to any person, take such actions, if any, as it deems necessary or desirable coincident with or after the grant of any Stock Option or any Stock-Based Grant, either by the terms of such Grant or by resolution adopted prior to the occurrence of such Change in Control, including without limitation, (i) acceleration of the exercisability of a Stock Option or any Stock-Based Grant (but subject to the provisions of Paragraph 6(b)), (ii) the payment of a cash amount in exchange for the cancellation of a Stock Option or Stock-Based Grant and/or (iii) the requiring of the issuance of substitute benefits that will substantially preserve the value, rights and benefits of any affected Stock Option or Stock-Based Grant previously granted hereunder; provided, however, that any Stock Option or Stock-Based Grant that shall remain exercisable after any such Change in Control, from and after such Change in Control, shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof (as determined by the Committee in good faith), receivable as a result of such event by the holder of a number of Shares for which such Stock Option or Stock-Based Grant could have been exercised immediately prior to such event.

         (b)  Notwithstanding any provision to the contrary in this Plan, after a Change in Control, (i) upon the involuntary termination of a Participant’s employment within one (1) year after a

Change in Control for any reason other than a termination for cause (as defined in the applicable Grant Agreement) or (ii) a termination of employment by Participant for Good Reason , all Stock Options not previously vested under the terms of the applicable Grant Agreement shall immediately vest in full and be exercisable in accordance with the terms of the applicable Grant Agreement. The term “Good Reason” means, following a Change in Control: (i) any material reduction in Participant’s salary below the level of his base salary before the Change in Control or (ii) any material adverse change in Participant’s duties, title or responsibilities; provided, however, that Good Reason shall not be deemed to have occurred unless Participant gives the Company thirty (30) days written notice, and within such thirty (30) day period, the Company does not restore Participant’s base salary or restore Participant to the prior position, in which event Good Reason shall be deemed to have occurred at the time of the giving of such written notice.

3.	Effect of Amendment.

         The changes in the Plan set forth above shall apply to all Stock Options granted prior to the adoption of this Amendment, as well as all Stock Options granted hereafter.